EXHIBIT 99.01


   General Employment News Release

   General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2100,
   Oakbrook Terrace, IL  60181, (630) 954-0400                   AMEX: JOB


     FOR IMMEDIATE RELEASE                           April 28, 2004

     COMPANY:    General Employment Enterprises, Inc.

     CONTACT:  Doris A. Bernar
               Communications Manager & Assistant Corporate Secretary
               Phone (630) 954-0495     (630) 954-0592 fax
               invest@genp.com    e-mail



                       General Employment Reports
                         Second Quarter Results



   OAKBROOK TERRACE, IL - General Employment Enterprises, Inc. (AMEX: JOB) reported a net loss of $445,000, or $.09 per share, for the quarter ended March 31, 2004, compared with a net loss of $1,100,000, or $ .21 per share, for the same quarter last year.

   The Company's consolidated net revenues for the quarter were $4,547,000, compared with $4,530,000 for the same quarter last year. Contract service revenues of $3,193,000 were down 6%, while placement service revenues of $1,354,000, increased 19%.

   Commenting on the Company's performance, Herbert F. Imhoff, Jr., board chairman and CEO, said, "The aggressive actions taken by management over the past twelve months to cut costs are now showing up on the bottom line. As a result, we made significant progress in reducing the Company's quarterly losses. General and administrative expenses were down 25% from the same quarter last year, and the net loss was cut by almost 60%."

   Mr. Imhoff continued, "The modest improvement in quarterly revenues is also noteworthy, because it reflects the first year-over-year increase in over three years. The 19% increase in placement service revenues was achieved through a combination of a 10% increase in the number of placements and a 4% increase in the average placement fee. The decline in contract service revenues resulted from continued downward pressures on pricing in that division, despite a 9% increase in billable hours."


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   For the six months ended March 31, 2004, the Company had a net loss of
   $907,000, or $.18 per share, compared with a net loss of $1,744,000, or $.34 per share, for the same period last year. Consolidated net revenues for the six-month period were $9,110,000, down 3% compared with $9,430,000 last year.

   Mr. Imhoff concluded his comments by saying, "I am encouraged by the fact that we achieved growth in both the number of placements and the number of billable contract hours during the second quarter. In addition, I am very pleased that we were able to achieve a 48% reduction in the net loss for the six month period, despite the 3% decline in revenues. The improvement reflects the success of our cost-cutting program. At this point, the key to returning the Company to profitability lies in increasing overall revenues. To do that, we need to see a sustained pattern of hiring activity in the U.S. jobs market."

   This news release contains forward-looking statements that are based on management's current expectations and are subject to risks and uncertainties. Some of the factors that could affect the Company's future performance include, but are not limited to, general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract project assignments, and the ability of the Company to attract and retain qualified corporate and branch management.

   General Employment provides professional staffing services through a network of 21 branch offices located in 11 states, and specializes in information technology, accounting and engineering placements. The Company's shares are traded on the American Stock Exchange under the trading symbol JOB.






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                  GENERAL EMPLOYMENT ENTERPRISES, INC.
                  CONSOLIDATED STATEMENT OF OPERATIONS
                    (In Thousands, Except Per Share)



                                         Three Months           Six Months
                                        Ended March 31        Ended March 31
                                        2004      2003        2004      2003

     Net revenues:
        Contract services            $ 3,193   $ 3,394     $ 6,585   $ 6,674
        Placement services             1,354     1,136       2,525     2,756
        Net revenues                   4,547     4,530       9,110     9,430

     Operating expenses:
        Cost of contract services      2,367     2,394       4,737     4,611
        Selling                          878       894       1,681     2,018
        General and administrative     1,753     2,348       3,622     4,569
        Total operating expenses       4,998     5,636      10,040    11,198


     Loss from operations               (451)   (1,106)       (930)   (1,768)
     Investment income                     6         6          23        24

     Net loss(1)                     $  (445)  $(1,100)    $  (907)  $(1,744)

     Net loss per share -
       basic and diluted             $  (.09)  $   (.21)   $  (.18)  $  (.34)

     Average number of shares -
       basic and diluted               5,132      5,121      5,127     5,121

     __________________________________________________
   (1) There were no credits for income taxes as a result of the pretax losses in fiscal 2004 and fiscal 2003, because the tax losses must be carried forward for income tax purposes and there was not sufficient assurance that future tax benefits would be realized.





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                  GENERAL EMPLOYMENT ENTERPRISES, INC.
            SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                             (In Thousands)




                                                     March 31   September 30
                                                       2004         2003

   Assets:
     Cash and cash equivalents                        $3,360       $3,905
     Accounts receivable and other current assets      2,430        2,595

        Total current assets                           5,790        6,500

     Property, equipment and goodwill                  1,889        2,191

        Total assets                                  $7,679       $8,691


   Liabilities and shareholders' equity:
     Current liabilities                              $2,032       $2,167
     Shareholders' equity                              5,647        6,524

        Total liabilities and shareholders' equity    $7,679       $8,691









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